EXHIBIT 10.49

SETTLEMENT AND CONSULTING AGREEMENT

September 22, 2004

Mr. Keith Collin

547 McKinley

Plymouth, MI  48170

Keith:

Please consider this letter the basis of the agreement (the “Agreement”) between you and Power Efficiency Corp. (PEC) regarding consulting for approximately the next three weeks, the schedule of payments PEC will make regarding payment of your accrued but unpaid salary, under your employment agreement dated November 13, 2003 (the “Employment Agreement”).

1. Consulting Agreement:

Up to October 11, 2004, you agree to assist PEC with the following items for up to 80 hours of total work:

c.               Transition accounting and financial management functions to the future accounting and finance personnel.

d.              Assist in the negotiation (including direct negotiation) with PEC creditors regarding unpaid amounts, with the goal of reducing the immediate and long term capital outflow from PEC to these creditors.  This will be done on a best efforts basis.

e.               Sundry matters with which new PEC management requests your assistance.

For this consulting you will receive the following compensation:

f.                 $1,500 per week beginning the week of September 20, 2004, paid near the beginning of each week, up to a total of $5,000 if all 80 hours are worked. The 80 hours of time will include all time incurred prior to September 20, 2004 which totaled 11 hours. Amounts you currently owe PEC for prepaid travel expenses will be credited against hours worked prior to September 20, 2004 with the balance being applied as determined between the two of us. PEC reserves the right to end this consulting agreement at the beginning of each week.

g.              35,000 warrants with an exercise price of $0.65 per share. Furthermore, PEC will make every reasonable effort to register these warrants with the first securities registration statement the company files with the Securities and Exchange Commission. PEC anticipates it will be filing this registration statement within the next three months and further anticipates working to make that registration statement effective as soon as reasonably possible thereafter.

2. Payment of Back Pay

PEC currently owes you $27,083.00 (Keith – please check this amounts) in accrued and unpaid salary. PEC agrees to make the following payments to you for this back pay:

d.              $10,000 promptly after the company closes on a financing of at least $1 million (the “Financing”).

e.               $5,000 per month (paid on the first pay day after the Financing) until such time that the total accrued and unpaid salary is fully paid.

Mutual Release of Potential Obligations from Employment Contract

PEC may owe you further consideration to you pursuant to your Employment Agreement, except as stated under Section 11 (Indemnification) of the agreement. Any further consideration owed you may include severance or termination payments; any options that have or have not been issued or should have vested; wages and commissions owed to you for past service under your Employment Agreement (collectively these potentially owed amounts are the “Potential Obligations”).

By accepting the terms of this Agreement and signing this letter below, you hereby agree that PEC owes you no payments, options or any other consideration for the Potential Obligations or under your Employment Agreement (the “Release”). You further agree that you resigned from the company and that you were not Terminated Without Cause and you did not resign for Good Reason (as those terms are defined in the Employment Agreement).

PEC also hereby releases you of all future obligations under the Employment Agreement except that you agree to be bound by section 10 “Confidential Information” as it is written in the Employment Agreement. However, the company explicitly waives in its entirety your need to comply with Section 10.3.1 (“Non-Competition”).

PEC and you understand that your agreement to this Release is null and void if PEC fails to make the cash payments and issue the warrants promised to you under sections 1 and 2 of this letter.

If you agree to the terms of this Agreement, please sign and date the letter below and send the original back to my office in Las Vegas, NV.

Regards,

/s/ John Lackland

BJ Lackland
Interim CFO
Power Efficiency Corporation

/s/ Keith Collin	September 22, 2004
Accepted and Agreed	Date
Keith Collin